Exhibit 99.2

Investor Contact:	Media and Sales Contact:
Bonnie Ortega	Hanna Wagari
Director, Investor/Public Relations	Director of Marketing
Cardium Therapeutics, Inc.	Cardium Therapeutics, Inc.
Tel: (858) 436-1018	Tel: (858) 436-1042
Email: InvestorRelations@cardiumthx.com	Email: hwagari@cardiumthx.com

CARDIUM ANNOUNCES LAUNCH OF ITS MEDPODIUM HEALTHY

LIFESTYLE PRODUCT INITIATVE AND NEW WEB BOUTIQUE

MedPodium: Lifestyle Medicinals for a New Generation

SAN DIEGO, CA – November 4, 2010 – Cardium Therapeutics (NYSE Amex: CXM) today announced the launch of its MedPodium healthy lifestyle product platform and new Web boutique at www.medpodium.com. MedPodium™ is being developed as a portfolio of premium, science-based, easy to use medicinals, neurologics, metabolics, nutraceuticals and aesthetics designed to promote and manage personal health.

The MedPodium product portfolio, which currently consists of seven podiatry-focused advanced skin care products to promote foot health and comfort, was initially developed as a line extension to Cardium’s Excellagen formulated collagen topical gel wound care dressing, which is currently the subject of a pending FDA 510(k) clearance application for marketing and sales in the United States. Under Cardium’s current sales and marketing program, qualified physicians, healthcare providers, podiatrists and online affiliate partners will have the opportunity to participate in MedPodium’s Affiliate Program that provides participants to certain economic incentives upon the purchase of products by their patients and customers through the MedPodium Web boutique.

Cardium plans to broaden and expand its in-house MedPodium brand initiative to include a wide array of products designed to address the lifestyle issues confronting the large and growing newly-emerging adult market. The Company recently announced plans to launch Linée™, a plant-derived, non-prescription dietary supplement for healthy weight management which is expected to be commercially available in mid-November. The addition of Linée to the MedPodium product line represents an important step toward broadening the Company’s product initiative to include healthy lifestyle medicinals.

“We are pleased to announce the formal launch of our MedPodium healthy lifestyle product initiative and new Web boutique. We plan to expand and broaden the MedPodium product platform over the next 12 months to encompass other products such as aesthetics, metabolics, neurologics and nutraceuticals that will be designed to address emerging lifestyle issues for highly-targeted market segments, including the over 50 million Millennials who currently span the ages of 18 to 29. Over 90% of Millennials and 87% of Gen Xers are users of the Internet. Our MedPodium products will initially be available at our Web boutique and through affiliate partners. In the future, we plan to expand distribution by selling certain MedPodium products through various select distributors and/or retailers in the United States,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium.

About MedPodium

MedPodium is a portfolio of premium science-based, easy to use medicinals, neurologics, metabolics, nutraceuticals and aesthetics being developed to promote and manage personal health. The MedPodium product line initially includes seven podiatry-focused advanced skin care products to promote foot health and comfort and Linée™, a dietary supplement designed for healthy weight management. Cardium plans to further broaden and expand its in-house MedPodium brand initiative to encompass a wide array of healthy lifestyle medicinals that address lifestyle issues of the large and growing newly-emerging adult market. Additional information about MedPodium is available at www.medpodium.com.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium lifestyle medicinals brand platform. The Company’s lead product candidates include: (1) Excellagen™ topical gel, for wound care management, which Cardium plans to market launch in the fourth quarter subject to pending FDA 510(k) clearance; and (2) Generx®, a DNA-based angiogenic cardiovascular biologic for patients in international markets with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the MedPodium product platform will be commercially successful or will effectively enhance our businesses or their market value, that the MedPodium product line can be successfully broadened to include additional healthy lifestyle opportunities, that we can effectively promote commercialization of our products on our own or through third parties, that our products will prove to be sufficiently safe and effective after introduction into a broader patient population, that results or trends observed in clinical studies or other observations will be reproduced in subsequent studies or in broader use, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that FDA or other health regulatory agencies will not introduce additional or more restrictive regulations covering naturally-derived products such as those in our MedPodium product line, that our in-house or external product commercialization efforts will be successful or will effectively enhance our businesses or their market value, or that any of the third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of biologics and in the conduct of human clinical trials and other product development efforts, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition and regulation, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2010 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ Generx® and MedPodium™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, Appexium™ and Linée™

are trademarks of Tissue Repair Company. (Other trademarks belong to their respective owners)